Exhibit 10(dd)

Paul Keglevic

Employment Arrangement

In October 2009, the Organization and Compensation Committee (O&C Committee) of the Board approved several changes to Paul Keglevic’s compensation arrangement. Pursuant to Mr. Keglevic’s amended employment arrangement, effective January 1, 2010, Mr. Keglevic’s base salary was increased from $600,000 to $650,000, and Mr. Keglevic was granted a new cash-based retention incentive award (Retention Award). Under the terms of the Retention Award, Mr. Keglevic is entitled to receive on September 30, 2012, to the extent Mr. Keglevic remains employed by EFH Corp. on such date (with customary exceptions for death, disability and leaving for “good reason” or termination without “cause”), an additional one-time, lump-sum cash payment equal to 75% of the aggregate Executive Annual Incentive Plan award received by (or otherwise payable to) Mr. Keglevic for fiscal years 2009, 2010 and 2011. As described in greater detail in Item 9B of EFH Corp.’s annual report on Form 10-K for the fiscal year ended December 31, 2010, the O&C Committee recently approved a modification of the Retention Award.

Pursuant to Mr. Keglevic’s amended employment arrangement, Mr. Keglevic received a grant of 1,000,000 new stock options under the 2007 Stock Incentive Plan for Key Employees of Energy Future Holdings Corp. and Affiliates (Stock Option Plan) at a strike price of $3.50 per share. Half of Mr. Keglevic’s new stock options are cliff-vested options that will vest 100% on September 30, 2014, and the other half are time-vested options that will vest 20% per year over a five-year period beginning September 30, 2009. In connection with the grant of these new stock options, Mr. Keglevic surrendered to EFH Corp. 500,000 unvested performance-related stock options that were granted to Mr. Keglevic when he joined EFH Corp. As described in greater detail in Item 9B of EFH Corp.’s annual report on Form 10-K for the fiscal year ended December 31, 2010, the O&C Committee recently approved an exchange program pursuant to which our executive officers, including Mr. Keglevic, may exchange any and all of their outstanding stock option awards.

Mr. Paul Keglevic forfeited his rights to the deferred shares granted to him in July 2008, and on July 28, 2010, the Organization and Compensation Committee of the Board of Directors of EFH Corp. approved certain changes to Mr. Keglevic’s compensation arrangement. Pursuant to the new arrangement, Mr. Keglevic will receive 225,000 shares of EFH Corp.’s common stock if he is employed by EFH Corp. on September 30, 2012. If Mr. Keglevic’s employment with EFH Corp. terminates for any reason prior to September 30, 2012 (other than for “cause” or without “good reason”), he will also be entitled to receive the 225,000 shares. If Mr. Keglevic receives the 225,000 shares in accordance with the terms of his new arrangement, he has the right to sell the shares to EFH Corp. for $3,140,000, at any time during the period beginning on September 30, 2012 and ending on the sixtieth business day following his termination of employment (or, in the event Mr. Keglevic receives the shares upon his termination of employment, at any time during the period ending on the sixtieth business day following his termination of employment).